Exhibit 10.1

February 23, 2021

Private & Confidential

Mr. Franz Walt

Via Cangina 12a

7014 Flims Dorf

Switzerland

Re: Transition, Separation & Consultancy Agreement

Dear Mr. Walt:

Thank you for your service to Quotient Limited (the “Company”). This letter agreement, when fully executed, will constitute the Transition, Separation & Consultancy Agreement (“Agreement”) between you and the Company concerning the terms of your future retirement from employment with the Company.

1.    Retirement. Unless you separate sooner from the Company, your employment with the Company and its subsidiaries and other controlled affiliates will end upon your retirement on May 24, 2021 (the “Retirement Date”). You agree that on the earlier of (i) the date your successor commences employment with the Company in the position of Chief Executive Officer, and (ii) the Retirement Date (such earliest date, the “Resignation Date”), you shall resign from your position of Chief Executive Officer of the Company and from all directorships and officerships you hold with the Company and any of its affiliates. You agree to sign all appropriate documentation, if any, prepared by the Company in connection with such resignations and your retirement. The Company and you agree that this Agreement satisfies any notice requirement regarding the non-extension of your employment term and any other requirement that may otherwise apply to your retirement and termination of employment under your Employment Agreement, dated as of May 24, 2018, as amended July 2, 2019, between the Company and you (the “Employment Agreement”) and any other agreement between you and the Company or any of its affiliates.

2.    Pre & Post Retirement Services.

2.1    Between the Resignation Date and the Retirement Date, you agree to continue providing such services to the Company and its affiliates as may be requested by the Chairman of the Company’s Board of Directors (the ”Chairman”), as well as to provide transition support and participate in specific projects for the Company and its affiliates as and to the extent requested by the Chairman.

2.2    On the Resignation Date, you will resign from your position of Chief Executive Officer of the Company but will remain an executive employee of the Company through the Retirement Date. On the Retirement Date, your employment with the Company and its subsidiaries shall terminate.

Quotient Limited

Registered in Jersey, Channel Islands, number 109886

Registered office – 28 Esplanade, St Helier, Jersey, JE2 3QA, Channel Islands

Correspondence address - PO Box 1075, JTC House, 28 Esplanade, St Helier, Jersey, JE4 2QP, Channel Islands

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2.3    Following the Retirement Date, in consideration, in part, for the payments and benefits to be made to you by the Company pursuant to the terms of this letter, you agree to be available and, upon the Chairman’s request, provide consultancy services to the Company for a period of up to eighteen (18) months to support and mentor your successor as well as to consult on special initiatives or other matters that may arise, but limited to a reasonable amount for an external consultant. . The parties hereby acknowledge and agree that they will, in connection with any consultancy services provided after the Retirement Date, cooperate in good faith to avoid any action or circumstance where you are provided with or knowledge is imputed to you of any Company MNPI without your consent. “Company MNPI” means any information not already known to you that may be considered material non-public information related to the Company or its securities or that may otherwise limit or be construed to limit your ability to trade in the Company’s securities under the rules and regulations promulgated by the U.S. Securities and Exchange Commission..

3.    Compensation.

3.1    During the period between the date of this Agreement and the earlier of (i) the Retirement Date and (ii) your separation from the Company, you will continue to receive the same base salary, bonus opportunity (including the pro-rated bonus opportunity for the Company FY22 fiscal year), and non-cash benefits, in each case, as you were eligible to receive under the Employment Agreement, provided however that the FY22 bonus opportunity is set hereunder by contract as 2/12th of your FY21 actual bonus amount. The terms and conditions of such compensation and benefits shall be governed as if provided under your Employment Agreement. Notwithstanding the foregoing, your FY21 and FY22 annual bonus entitlements shall be paid to you as provided under Section 3.3 hereunder.

3.2    Provided that you remain an employee of the Company and its affiliates through the Retirement Date and continue to provide services to the Company and its affiliates after the Retirement Date in accordance with Section 2, and subject to your continued fulfillment of all the promises and agreements contained in this Agreement and compliance with the requirements of this Agreement, you shall be entitled to receive from the Company a lump sum cash payment of CHF 1’125’000 (the “Compensation Payment”).

3.3    The Company’s obligation to make payment to you of the Compensation Payment and the FY21 and FY22 bonus entitlements, is expressly conditioned upon your execution of and delivery to the Company between thirty and forty-five days following the Retirement Date of a release of claims in substantially the form attached as Annex A (the “Release”). Following such execution and delivery of the Release, the Company shall make payment of the Compensation Payment and the FY21 and FY22 bonus entitlements as promptly as reasonably practicable together with any social security payments legally due in connection with such payment regarding this Agreement which will be paid fully by the Company as if provided under your Employment Agreement. If you fail to execute and deliver the Release to the Company between thirty and forty-five days after the Retirement Date, you shall not be entitled to the Compensation Payment or payment of the FY21 and FY22 bonus entitlements.

4.    Benefits. Provided that you (i) remain an employee of the Company and its affiliates through the Retirement Date and continue to provide services to the Company and its affiliates after the

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Retirement Date in accordance with Section 2, (ii) execute and deliver the Release to the Company and do not revoke it as set forth in Section 3, and (iii) continue to fulfill all the promises and agreements contained in this Agreement and comply with the requirements of this Agreement, the Company shall provide you with the following benefits (the “Benefits”):

4.1    all stock options awarded to you to acquire ordinary shares of the Company (“Options”) that are unvested as of the Retirement Date and that are scheduled to vest within the twelve-month period immediately following the Retirement Date shall remain outstanding and shall vest and become exercisable on their regularly scheduled vesting dates after the Retirement Date; all other Options awarded to you that are unvested as of the Retirement Date shall be forfeited for no consideration on the Retirement Date;

4.2    all Options awarded to you that are vested as of the Retirement Date, including those Options that are due to vest on the Retirement Date, shall remain exercisable until the twelve-month anniversary of the Retirement Date, at which time such vested Options shall expire;

4.3    all restricted stock units (“RSUs”) and other equity awards awarded to you that are unvested as of the Retirement Date and that are scheduled to vest within twelve-month period immediately following the Retirement Date shall remain outstanding and vest on their regularly scheduled vesting dates after the Retirement Date; all other RSUs and other equity awards awarded to you that are unvested as of the Retirement Date shall be forfeited for no consideration on the Retirement Date;

4.4    any accrued and vested benefits under any Company benefit plans, and any reimbursements you are entitled to under current Company policies for periods prior to the Retirement Date shall be paid or reimbursed to you in accordance with the terms of the applicable Company benefit plan or policy. You agree to submit documented reimbursement requests and appropriate documentation for all reimbursable expenses within the seven-day period immediately following the Retirement Date; and

4.5    the Company shall, in accordance with the level of travel benefits provided to you as CEO so far, pay for or reimburse you for costs associated with any travel required of you following the Retirement Date in connection with any services provided by you to the Company or its affiliates under Section 2.4 of this Agreement.

5.    Company Property. You agree to return all Company property in your possession within fourteen days following the Retirement Date. Company property includes work product, electronic devices and other physical property of the Company. This includes equipment, supplies, keys, security items, credit cards, passwords, electronic devices, laptop computers, cellular phones and Blackberry devices. You must also return all originals and any copies of Company records. This includes any disks, files, notebooks, or other tangible or intangible material, including, without limitation, any such material stored on any digital, electronic, or other medium, related to the Company’s business, as well as any other Company records in your possession. In addition, you and the Company agree to cooperate in good faith in identifying, providing you access to, and appropriately segregating property belonging to you and maintained on Company premises on the Retirement Date.

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6.    General Release. You knowingly and voluntarily (for yourself, your spouse, your heirs, executors, administrators and assigns (collectively, the “Releasing Parties”) release and forever discharge the Company, its affiliates and its and their current and former directors, officers, employees and agents (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this Agreement) and whether known or unknown, suspected, or claimed, against the Company or any of the Released Parties which any Releasing Party has or may have, which arise out of or are connected with your employment with, or your separation or retirement from, the Company, including, but not limited to, any rights related to any equity awards, including without limitation any Options or RSUs awarded to you, any rights under your Employment Agreement or any other agreement entered into by you and the Company or any of its affiliates, and any rights related to any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et seq.; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Consolidated Omnibus Budget Reconciliation Act; any applicable executive orders; the anti-retaliation provisions of the Fair Labor Standards Act; or their state or local counterparts, or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, libel, slander, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing are collectively referred to herein as the “Claims”). By signing this Agreement, you are representing to the Company that you fully understand this paragraph and have had an opportunity to seek legal advice regarding this paragraph and this Agreement before signing this Agreement. Finally, you are representing that you fully understand that the filing of any Claim shall constitute a rejection or breach of our agreements contained herein. You also waive and release and promise never to assert any such Claims, even if you do not believe that you have such Claims. You are not waiving or releasing any Claims arising under this Agreement or that cannot be waived as a matter of law. Your undertakings in this Section 6 are in addition to the undertakings to be given by you in the Release.

7.    Future Activities. You will not participate or otherwise act as an expert witness or consultant or in any similar capacity in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding against the Company. In addition, at no time in the future will you voluntarily have any contact with any of the Company’s current or former employees for purposes of soliciting, advising about or discussing their participation or potential participation in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding against the Company. Nothing in this Agreement shall prevent you from responding truthfully to informal or formal requests for information from governmental authorities or your taking any actions provided for in the preceding sentence in connection with any litigation asserted against the Company and/or you. You shall promptly notify the Company of any such requests.

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Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or interfere with your exercise of protected rights, including rights under the National Labor Relations Act; filing a charge with the Equal Employment Opportunity Commission or OSHA; reporting possible violations of law to or participating in an investigation by any federal, state or local government agency or commission such as the National Labor Relations Board, the Department of Labor or the Securities and Exchange Commission. You do agree, however, to waive any right to receive any monetary award or benefit resulting from such a charge, report, or investigation related to any Claims, except that you may receive and fully retain a monetary award from a government-administered whistle-blower award program.

8.    Preserving Name and Reputation. You will not at any time in the future defame, disparage or make statements or disparaging remarks which embarrasses or causes material harm to the name or reputation of the Company, its affiliates or any of its or their officers, directors or employees. “Disparagement” as used herein means the form and substance of any communication, regardless of whether or not you believe it to be true, that tends to degrade or belittle a party or subject a party to ridicule or embarrassment. This paragraph 8 does not apply to statements made pursuant to or in connection with court proceedings or under penalty of perjury; however, you agree to give advance notice to the Company of such an event, to the extent practicable.

9.    Intellectual Property. You hereby acknowledge and agree that all ideas, methodologies, inventions, discoveries, developments, designs, improvements, formulas, programs, processes, techniques, know-how, research and data (whether or not patentable or registerable under patent, copyright a similar statute and including all rights to obtain, register, perfect and enforce those rights), that you might have learned of, conceived, developed or created alone or with others during your past, present or future association with or employment by Company or any of its affiliates (whether or not conceived, developed or created on behalf of Company or its affiliates during regular working hours), or that relate at the time of conception or reduction to practice of the invention to the business, products or technology of the Company or any of its affiliates or to the actual or demonstrable anticipated research and development of the Company or any of its affiliates, are the sole and exclusive property of the Company and its affiliates, whether or not subject to patent, copyright, trademark or trade secret protection (hereinafter “Company Inventions”). You hereby assign to the Company all right, title and interest to all Company Inventions. The consideration for such assignment is the past, current and future compensation paid to you under your Employment Agreement and under this Agreement, by virtue of your service to the Company. You will also disclose to the Company all inventions made, discovered, conceived, reduced to practice, or developed by you, either alone or jointly with others, within six (6) months after the Retirement Date which resulted, in whole or in part, your prior employment by Company. You will promptly execute, acknowledge and deliver to the Company all additional instruments or documents that the Company may determine at any time to be necessary to carry out the intentions of this Section 9. Furthermore, whether during or after your employment with the Company, you will promptly perform any acts deemed necessary or desirable by the Company, at the Company’s expense, to assist it in obtaining, maintaining, defending and enforcing any rights and/or assignment of a Company Invention. You hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as your agent and attorney-in-fact to act for, on behalf of and instead of you, to execute and file any documents, applications or related findings and to do all other

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lawfully permitted acts in furtherance of the purposes set forth above in this Section 9, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations, or other rights in connection with such Company Inventions and improvements thereto with the same legal force and effect as if executed by you.

10.    Non-Competition and Non-Solicitation Covenants.

10.1    Agreement Not to Compete. During the period between the Retirement Date and eighteen (18) months thereafter, you will not, anywhere in the world, engage or participate, either individually or as an employee, consultant or principal, member, partner, agent, trustee, officer, manager, director, investor or shareholder of a corporation, partnership, limited liability company, or other business entity, in any activity that relates to or competes with products or services in the field of microarray multiplexing technology. Nothing in this section 10.1 will be deemed to preclude you from holding less than 1% of the outstanding capital stock of any corporation whose shares are publicly traded.

10.2    Agreement Not to Solicit Employees. During the period between the Retirement Date and eighteen (18) months thereafter, you will not, directly or indirectly, alone or on behalf of any person or business entity, hire or aid, encourage, advise, solicit, induce or attempt to induce any employee of the Company or any of its affiliates to leave his or her employment with the Company or any of its affiliates.

10.3    Agreement Not to Solicit Customers and Suppliers. During the period between the Retirement Date and eighteen (18) months thereafter, you will not, directly or indirectly, alone or on behalf of any person or business entity, cause or attempt to cause any customer, prospective customer, vendor, supplier, or other business contact of the Company or any of its affiliates to (i) terminate, limit, or in any manner adversely modify or fail to enter into any actual or potential business relationship with the Company or any of its affiliates, or (ii) enter into or expand any actual or potential business relationship with any competitor of the Company or any of its affiliates.

10.4    Blue Pencil Doctrine. If the duration of, the scope of, or any business activity covered by any provision of this Section 10 is in excess of what is determined to be valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope or activity that is determined to be valid and enforceable, and you and the Company consent to the judicial modification of the scope and duration of the restrictions in this Section 10 in any proceeding brought to enforce such restrictions so as to make them valid, reasonable and enforceable. You hereby acknowledge that this Section 10 will be given the construction, which renders its provisions valid and enforceable to the maximum extent not exceeding its express terms, possible under applicable law.

11.    Confidentiality.

11.1    You acknowledge that the Company Confidential Information (as defined hereunder) is proprietary and that you may never disclose any such information to any person or entity at any time, including after the Retirement Date, or make any use thereof for any purpose other than as

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may be necessary to perform the services set forth in Section 2 of this Agreement. All Company Confidential Information prepared by or provided to you is and will remain the Company’s property including at all times after the Retirement Date. You agree this paragraph is a material provision of this Agreement and that in the event of breach, you will be liable for the return of the value of all consideration received as well as any other damages sustained by the Company.

11.2    “Company Confidential Information” means all non-public or proprietary information relating to business, products or technology of the Company or any of its affiliates, or that of any Company vendor or customer. Examples of Confidential Information include, but are not limited to, software (in source or object code form), databases, algorithms, processes, designs, prototypes, methodologies, reports, specifications, information regarding Company Inventions, products sold, distributed or being developed by the Company or any of its affiliates, any other non-public information regarding current or developing technology of the Company or any of its affiliates, information regarding vendors and customers, prospective vendors and customers, clients, business contacts, employees and consultants, prospective and executed contracts and subcontracts, marketing and sales plans, strategies or any other plans and proposals used by the Company or any of its affiliates in the course of business, and any non-public or proprietary information regarding present or future business plans of the Company or any of its affiliates, financial information, or any intellectual property, whether any of the foregoing is embodied in hard copy, computer-readable form, electronic or optical form, or otherwise. Your obligations of non-disclosure and non-use of Company Confidential Information shall not apply to Company Confidential Information that has been made generally available to the public by the Company through not fault of your own or becomes generally available to the public through some other normal course of events.

11.3    You are hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, notwithstanding any other provision of this Agreement to the contrary, you have the right to (1) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (2) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

12.    Forfeiture. In the event that you breach any of your obligations to the Company or any of its affiliates under this Agreement, your Employment Agreement, any other agreement entered into by you and the Company, or as otherwise imposed by law, the Company shall be entitled to stop payment of any benefit due under this Agreement and shall be entitled to recover any benefit paid after the Retirement Date under this Agreement and to obtain all other relief provided by law or equity, including, but not limited to, injunctive relief.

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13.    Governing Law and Venue. This Agreement shall be governed by and construed under and according to the laws of Switzerland without regard to its conflict of laws provisions. Any dispute arising out of or in relation to this Agreement shall be subject to the exclusive jurisdiction of the competent Courts of the Canton of Vaud (Switzerland).

14.    Severability. If any portion, provision or part of this Agreement is held, determined or adjudicated to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision or part shall be severed from the remaining portions, provisions or parts of this Agreement and shall not affect the validity or enforceability of such remaining portions, provisions or parts.

15.    Entire Agreement. This Agreement between you and the Company is in consideration of the mutual promises described above. This Agreement constitutes the entire agreement between you and the Company with respect to your retirement and related separation from employment. There are no other agreements, written or oral, expressed or implied, between the parties hereto, concerning the subject matter hereof, except the agreements set forth in this Agreement.

16.    Withholding. All payments made to you pursuant to this Agreement are subject to all applicable federal, state and local tax and other withholdings required by law. You acknowledge and agree that all taxes imposed on you by reason of the payments and benefits hereunder are your sole responsibility and the Company is in no way indemnifying you or holding you harmless in respect of any such taxes. The Company shall not be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under this Agreement, and the Company shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes.

17.    Headings. The headings used herein are for the convenience of reference only and do not constitute part of this Agreement. The headings shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

18.    Counterparts. This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.    Company Cooperation. In connection with any future disposition by you or any entity affiliated with you of any securities of the Company that bear a restrictive legend, the Company shall cause such legend to be removed and the Company shall cause to be issued a certificate without such legend to the holder of the securities upon which it is stamped, if, unless otherwise required by state securities laws, the holder of such securities provides the Company with reasonable assurance that such securities can be sold, assigned or transferred pursuant to Rule 144 under the Securities Act (“Rule 144”) (in which case, the Company shall facilitate the removal of the legend; provided, however, the Company shall not be required to furnish an opinion of counsel to facilitate any sale, assignment or transfer pursuant to Rule 144 at any time that such securities are registered for resale under the Securities Act).

[signature page follows]

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We wish you every success in your retirement.
Sincerely,

Quotient Limited

By:	/s/ Heino von Prondzynski
Heino von Prondzynski
Chairman

By signing below, I acknowledge that I have been given the opportunity to review this Agreement carefully; that I have read this Agreement and understand the terms of the Agreement; and that I voluntarily agree to them.

ACCEPTED AND AGREED TO:

/s/ Franz Walt
Franz Walt
Date: February 23, 2021

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ANNEX A

RELEASE

This General Release of all Claims (this “Release”) is entered into by Quotient Limited (together with its subsidiaries and affiliates, the “Company”), and Franz Walt (the “Employee”) on May 24, 2021.

In consideration of the payments and benefits set forth in the Transition, Separation & Consultancy Agreement, dated February 23, 2021 between the Company and the Employee (the “Transition Agreement”) and for other good and valuable consideration, which the Employee acknowledges exceeds any amounts to which the Employee otherwise may be entitled, the Company and the Employee agree as follows:

1.    Release. The Employee and the Employee’s heirs, executors, administrators, successors, assigns and representatives knowingly, voluntarily and completely release and forever discharge, to the fullest extent permitted by law, the Company, its affiliates, subsidiaries, divisions, insurers, predecessors, successors and assigns, and the current and former employees, attorneys, officers, directors, agents and shareholders of each, both individually and in their business capacities, and the employee benefit plans and programs (“Employee Benefit Plans”), administrators and fiduciaries of each (all collectively referred to throughout this Release as the “Releasees”), of and from, and agree to not file, cause to be filed or pursue against the Releasees, any and all claims, known and unknown, asserted or unasserted, by the Employee or on the Employee’s behalf, which the Employee has or may have against Releasees up to and including the date the Employee signs this Release, including claims for recovery of punitive, compensatory, or other damages or monies (including claims as to taxes), or attorneys’ fees, (the “Claims”), including, but not limited to:

•

all Claims arising from the Employee’s employment with the Company, the termination of that employment or the Employee’s retirement, including Claims with respect to any agreement the Employee entered into with the Company or for wrongful termination or retaliation;

•

all Claims related to the Employee’s compensation or benefits from the Releasees, including salary, wages, equity awards, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, severance pay, and fringe benefits;

•

all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, equitable relief, breach of the implied covenant of good faith and fair dealing, and Claims regarding age, disability, race, color, sex, religion, national origin or any classification protected by law;

•

all tort Claims, including Claims for fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;

•	all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys’ fees, medical expenses, experts’ fees, costs and disbursements; and

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•

any other Claims of any kind whatsoever, from the beginning of time until the date the Employee signs this Release, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.

By way of example and not in limitation, the Claims include any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq.; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; the federal Worker Adjustment Retraining Notification Act, 29 U.S.C. § 2102 et seq; the Immigration Reform and Control Act of 1986; the Rehabilitation Act of 1973; the Fair Credit Reporting Act; the Family and Medical Leave Act; the Equal Pay Act of 1963; and the Genetic Information Nondiscrimination Act of 2008. The Parties intend for this release to be enforced to the fullest extent permitted by law. THE EMPLOYEE UNDERSTANDS AND AGREE THAT THIS RELEASE AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.

2.    No Claims. The Employee represents that the Employee has not initiated, filed, or caused to be filed and agrees not to initiate, file or cause to be filed any Claims against any Releasees. The Employee expressly covenants and warrants that the Employee has not assigned or transferred to any person or entity any portion of any Claims that are waived, released and/or discharged herein. If the Employee nonetheless files, causes to be filed, or pursues any Claims against one or more Releasee, the Employee will pay to each such Releasee any costs or expenses (including attorneys’ fees and court costs) incurred by such Releasee in connection with such action, claim or suit.

3.    Claims Not Waived. Notwithstanding the foregoing, the parties acknowledge and agree that the Employee is not waiving or being required to waive any (1) right that cannot be waived as a matter of law, (2) rights to any vested benefits, or (3) rights or claims that may arise as a result of events occurring after the date of the execution of this Release.

4.    Protected Rights. Notwithstanding anything to the contrary in this Release, nothing in this Release shall prohibit or interfere with the Employee’s exercising protected rights, including rights under the National Labor Relations Act; filing a charge with the Equal Employment Opportunity Commission or OSHA; reporting possible violations of law to or participating in an investigation by any federal, state or local government agency or commission such as the National Labor Relations Board, the Department of Labor or the Securities and Exchange Commission. The Employee does, however, waive any right to receive any monetary award or benefit resulting from such a charge, report, or investigation related to any Claims, except that the Employee may receive and fully retain a monetary award from a government-administered whistle-blower award program.

5.    18 U.S.C. § 1833(b). The Employee is hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, notwithstanding any other provision of this Release to the contrary, the Employee has the right to (1) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law

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or (2) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Release is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

6.    Acknowledgment. By the Employee’s signature below, the Employee acknowledges each of the following: (a) that the Employment Agreement dated as of May 24, 2018, as amended July 2, 2019, between the Company and Employee (the “Employment Agreement”) terminated on [insert Retirement Date of May 24, 2021 or date of earlier separation]; (b) that the payments and benefits to be made pursuant to the Transition Agreement are in complete satisfaction of and shall fully settle all of the Company’s obligations under the Employment Agreement; (c) that from [insert Retirement Date of May 24, 2021 or date of earlier separation] the relationship between the Company and the Employee shall be solely governed by the Transition Agreement; (d) that the Employee has read this Release or has been afforded every opportunity to do so; (e) that the Employee is fully aware of the Release’s contents and legal effect; (f) that the Employee has voluntarily chosen to enter into this Release, without duress or coercion, economic or otherwise, and based upon the Employee’s own judgment and not in reliance upon any promises made by the Company other than those contained in this Release; and (g) that the Employee had an opportunity to seek legal advice regarding this paragraph and this Release before signing this Release.

7.    Governing Law. This Agreement shall be governed by and construed under and according to the laws of Switzerland without regard to its conflict of laws provisions. Any dispute arising out of or in relation to this Agreement shall be subject to the exclusive jurisdiction of the competent Courts of the Canton of Vaud (Switzerland).

8.    Severability. Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect. If the general release language is found to be illegal or unenforceable, the Employee agrees to execute a binding replacement release.

9.    Non-Admission of Wrongdoing. The Employee agrees that neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the Company or the Releasees of any wrongdoing or evidence of any liability or unlawful conduct of any kind.

10.    Amendment. This Release may not be modified, altered or changed except in a writing signed by both the Company and the Employee that specifically refers to this Release.

The Employee knowingly and voluntarily signs this Release as of the date(s) set forth below:

ACCEPTED AND AGREED TO:

Franz Walt
Date: , 2021

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